                                                            EXHIBIT 11


                               OPEN MARKET, INC.

                        STATEMENT OF EARNINGS PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)




                                                                     Year Ended      Year Ended
                                                                   -------------    -------------
                                                                    December  31,   December  31,
                                                                   -------------    -------------
                                                                        1996            1995
                                                                        ----            ----

Net Loss..............................................             $   (26,510)     $   (13,872)
                                                                   ===========      ===========

Weighted Average Common Shares Outstanding............              20,923,000        9,329,000

Common Stock Options Issued after March 31, 1995,
   Pursuant to the Treasury Stock Method..............               1,414,000        3,619,000

Common Stock Issuance upon Conversion of Series A,
   B and C  Preferred Stock...........................               5,250,000       13,437,000
                                                                   -----------      -----------
Pro Forma Weighted Average Number of Common and
   Common Equivalent Shares Outstanding...............              27,587,000       26,385,000

Pro Forma Net Loss Per Common and Common
   Equivalent Share...................................             $     (.96)      $      (.53)
                                                                  ===========       ===========